Exhibit 99.1

CONTACTS:
Solexa, Inc.
John West, CEO
John.West@solexa.com
Linda Rubinstein, Vice President and CFO
lrubinstein@solexa.com
(510) 670-9300

European Media Contact:	Lippert/Heilshorn & Associates
Northbank Communications	Investor Contacts:
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0)20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	(310) 691-7100
U.S. Media Contact:
Chenoa Taitt (ctaitt@lhai.com)
(212) 838-3777
SOLEXA COMPLETES SECOND CLOSING OF $65 MILLION
PRIVATE EQUITY FINANCING
HAYWARD, Calif. and Cambridge, UK (January 20, 2006) – Solexa, Inc. (Nasdaq: SLXA) today announced that it has completed the second closing of a private equity placement for approximately $40 million following approval at a Special Meeting of Stockholders, which was held on January 17, 2006. The transaction represents the second and final closing of a $65 million private equity financing with a group of institutional investors that was announced on November 21, 2005.
Under terms of the financing, Solexa sold approximately 6.1 million shares of common stock at $6.50 per share and issued warrants for the purchase of an additional 2.2 million shares at $7.50 per share at the second closing. The first closing was completed on November 23, 2005 and raised approximately $25 million from the sale of approximately 3.9 million shares of common stock and the issuance of approximately 1.3 million warrants. Solexa received aggregate gross proceeds of approximately $65 million from the first and second closings of the financing, resulting in approximately $61 million of net proceeds to Solexa after deduction of offering expenses.
This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein. These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Solexa has agreed to use its best efforts to file a registration statement with respect to the shares within ten days following this second closing of the financing. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
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